Exhibit 5.1

September 1, 2023

Blink Charging Co.

605 Lincoln Road, 5th Floor

Miami Beach, Florida 33139

Re:	Registration Statement on Form S-3ASR (Registration No. 333-251919)

Ladies and Gentlemen:

We have served as counsel to Blink Charging Co., a Nevada corporation (the “Company”), in connection with certain matters arising out of the registration by the Company of 1,093,665 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Of the 1,093,665 Shares being registered, 158,372 shares of Common Stock (the “Issued Shares”) were issued by the Company and 935,293 shares of Common Stock (the “Issuable Shares”) are issuable upon conversion of an option granted to the former stockholders of SemaConnect, Inc. (the “Stockholders”), pursuant to an Amendment No. 2 to Agreement and Plan of Merger, dated as of August 4, 2023 (the “Amendment”), by and among the Company, SemaConnect LLC, the U.S. subsidiaries of the Company and Shareholder Representative Services LLC, on behalf of the Stockholders. We are rendering this opinion pursuant to the requirements of the Securities Act in connection with the prospectus supplement (the “Prospectus Supplement”) dated as of the date hereof. The Prospectus Supplement relates to the sale by the selling stockholders named in the Prospectus Supplement of the Shares.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement and all amendments thereto, and the related form of prospectus included therein, in the form in which it was transmitted to the Commission under the Securities Act;

2.	The Prospectus Supplement;

3.	The Amendment;

4.	The Articles of Incorporation of the Company, certified by the Nevada Secretary of State;

5.	The By-laws of the Company, certified as of the date hereof by an officer of the Company;

6.	A certificate of the Nevada Secretary of State as to the good standing of the Company, dated as of a recent date;

7.	Resolutions adopted by the Board of Directors of the Company, relating to the issuance of the Shares, certified as of the date hereof by an officer of the Company; and

8.	Such other documents, records, certificates, memoranda, other instruments and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

September 1, 2023

As to factual matters material to the opinion expressed herein which were not independently established or verified, we have relied, to the extent we have deemed reasonably appropriate, upon statements and representations of officers or directors of the Company.

In expressing the opinion set forth below, we have assumed (but not verified) the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.	All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Issuable Shares have been duly authorized and, when issued and delivered to the Stockholders upon valid conversion by such Stockholders in accordance with the terms of the Amendment, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the corporate laws of the State of Nevada as in effect on the date hereof and we do not express any opinion herein concerning any other law. We express no opinion and provide no assurance as to the applicability or effect of any federal or state securities laws, rules or regulations, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any laws other than the corporate laws of the State of Nevada as in effect on the date hereof, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

This opinion is rendered solely in connection with the registration of the Shares for resale by the selling stockholders under the Registration Statement pursuant to the Prospectus Supplement. The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein and under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP